SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

AMG FUNDS III

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMG Funds III AMG GW&K High Income Fund
March 17, 2021

Dear Valued Shareholder,

Our proxy solicitation firm, AST Fund Solutions, LLC (“AST”), recently contacted you regarding your investment in the AMG GW&K High Income Fund (formerly AMG Managers Global Income Opportunity Fund) (the “Fund”). At that time, you requested they do not contact you again by phone regarding this matter. We understand and respect your wishes to not be contacted via phone again by AST and we sincerely apologize for any inconvenience these calls may have been.

Please be advised that, to date, the Fund has not received the minimum number of shareholder votes required by law to proceed with its important proposals (as outlined in the proxy materials previously mailed to you).

Unfortunately, we will need to continue to contact shareholders until we obtain the minimum number of votes necessary and are reaching out to you again, via this mailing, to respectfully reiterate how critical it is for you to vote your shares.

To vote, please call (800) 284-1755 between 9 a.m. and 11 p.m. Eastern Time, Monday through Friday, and provide the reference number listed below. The call will take less than two minutes of your time.

REFERENCE NUMBER: 123456789

As detailed in the proxy materials, after careful consideration, the Board of Trustees of AMG Funds III believes that the proposals are in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” each proposal. For more information, please refer to the proxy statement sent to shareholders on December 30, 2020, which can be found at https://vote.proxyonline.com/AMG/docs/GWK_HIghIncomeFund.pdf.

Please vote now so that your response is received before the special shareholder meeting on March 25, 2021.

We truly appreciate your investment and thank you for your help and support.

Sincerely,

Keitha Kinne

Chief Operating Officer

One Stamford Plaza, 263 Tresser Boulevard, Suite 949, Stamford, CT 06901